As filed with the Securities and Exchange Commission on September 12, 2005
Registration No. 333-104543

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Amendment No. 4

TEXADA VENTURES INC.
(Name of small business issuer in its charter)

NEVADA	1000	98-0431245
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

977 Keith Road
West Vancouver, BC, Canada V7T 1M6
Tel: 604-816-2555
(Address and telephone number of principal executive offices)

Stephen F.X. O’Neill, Esq.
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: 360-332-3300
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share, previously issued to investors	146,667	$0.03	$4,400	$0.52
(1)	This price was arbitrarily determined by Texada Ventures Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information contained in this Prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated September 7 , 2005

PROSPECTUS

TEXADA VENTURES INC.
146,667 SHARES
COMMON STOCK

The selling stockholders named in this prospectus are offering the 146,667 shares of Texada Ventures Inc.’s (the “Company”) common stock offered through this prospectus (the “Offering”). The Company has set an offering price for these securities of $0.03 per share of its common stock offered through this prospectus.

	Offering Price	Commissions	Proceeds to Selling Stockholders Before Expenses and Commissions
Per Share	$ 0.03	Not Applicable	$0.03
Total	$4,400	Not Applicable	$ 4,400

The Company is not selling any shares of its common stock in this Offering and therefore will not receive any proceeds from this Offering.

The Company’s common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.03 per share until such time as the shares of the Company’s common stock are traded on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”). Although the Company intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. The Company can provide no assurance that its shares will be traded on the OTC Bulletin Board. If the Company’s common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

The purchase of the securities offered through this Prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 8 through 10 before buying any of our common shares.

This Offering will terminate nine months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. There will be no extension of the offering period. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: September 7 , 2005

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our”, “our company” or “Texada” refers to Texada Ventures Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

Foreign Currency and Exchange Rates

For purposes of consistency and to express United States Dollars throughout this prospectus, Canadian Dollars have been converted into United States currency at the rate of CDN$1.00 being approximately equal to US$0.80 which is the approximate average exchange rate during recent months.

Texada Ventures Inc.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We were formed in order to seek business opportunities in the mineral exploration area and since our incorporation have been engaged in the acquisition and exploration of mineral properties. On November 2, 2001, we acquired a 100% undivided interest in a group of mineral claims located in the Yukon Territory known as the Peek Claims (the “Peek Claims”). We acquired the Peek Claims from Glen MacDonald of Vancouver, British Columbia for consideration of $2,500.

Our plan of operations is to conduct mineral exploration activities on the Peek Claims in order to assess whether these claims possess mineral reserves. Our exploration program is designed to explore for commercially viable deposits of lead, gold, and silver. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on our mineral claims. We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on our mineral claims.

Our financial information as of May 31, 2005 is summarized below:

	As at November 30, 2004 (Audited)	As at May 31, 2005 (Unaudited)
Balance Sheet:
Cash	$47,783	$36,178
Total Assets	$51,233	$39,310
Liabilities	$12,579	$10,043
Total Stockholders’ Equity	$38,654	$29,267

	Period from Incorporation to November 30, 2004 (Audited)	Six Months Ended May 31, 2005 (Unaudited)
Statement of Operations:
Revenue	-	-
Net Loss for the Period	$19,057	$13,787
Net Loss Per Share	$(0.00)	$(0.01)

About Us

We were incorporated on October 17, 2001, under the laws of the State of Nevada. Our principal offices are located at 977 Keith Road, West Vancouver, British Columbia, Canada V7T 1M6. Our phone number is (604) 816-2555. Our facsimile number is (604) 921-1724.

THE OFFERING

The Issuer:	Texada Ventures Inc.

Selling Stockholders:
The selling stockholders named in this prospectus are existing stockholders  of Texada who purchased shares of our common stock from us in May, 2005  in a private placement transaction. The issuance of the shares by us to the  selling stockholders was exempt from the registration requirements of the  Securities Act of 1933 (the “Securities Act”). See “Selling Stockholders”.

Securities Being Offered:	Up to 146,667 shares of our common stock, par value $0.001 per share.

Offering Price:
The offering price of the common stock is $0.03 per share. We intend to  apply to the OTC Bulletin Board to allow the trading of our common stock  upon our becoming a reporting entity under the Securities Exchange Act of  1934 (the “Exchange Act”). If our common stock becomes so traded and a  market for the stock develops, the actual price of stock will be determined by  prevailing market prices at the time of sale or by private transactions  negotiated by the selling stockholders. The offering price would thus be  determined by market factors and the independent decisions of the selling  stockholders.

Duration of Offering:	This offering will terminate nine months after the accompanying registration statement is declared effective by the Securities and Exchange Commission (the “SEC”).

Minimum Number of Shares To Be Sold in This Offering:	None.

Shares of Common Stock Outstanding Before and After the Offering:	12,146,667 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Glossary of Technical Terms

The following defined technical terms are used in our registration statement:

adit	An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.
assay	A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.
breccia	Rock consisting of angular fragments in a matrix of finer-grained cementing material.
batholith	A large mass of igneous rock extending to great depth with its upper portion dome-like in shape. It has crystallized below surface, but may be exposed as a result of erosion of the overlying rock. Smaller masses of igneous rocks are known as bosses or plugs.
conglomerate	A sedimentary rock consisting of rounded, water-worn pebbles or boulders cemented into a solid mass.
diamond drill(ing)	A rotary type of rock drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water or other fluid is pumped to the cutting face as a lubricant. The drill cuts a core of rock that is recovered in long cylindrical sections, two centimetres or more in diameter.
dore bar	The final saleable product of a gold mine. Usually consisting of gold or silver.
drift	A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a crosscut which crosses the rock formation.
dyke	A long and relatively thin body of igneous rock that, while in the molten state, intruded a fissure in older rocks.
fault	A break in the Earth’s crust caused by tectonic forces which have moved the rock on one side with respect to the other; faults may extend many kilometres, or be only a few centimetres in length; similarly, the movement or displacement along the fault may vary widely.
feldspar	A group of rock-forming minerals.
felsic	The term used to describe light-coloured rocks containing feldspar, fledpathoids and silica.
fracture	A break in the rock, the opening of which affords the opportunity for entry of mineral- bearing solutions. A “cross fracture” is a minor break extending at more-or-less right angles to the direction of the principal fractures.
gneiss	A coarsely crystalline metamorphic rock that looks like granite except that the light and dark minerals are segregated into thin layers or lenses.
granite	A course-grained (intrusive) ingenious rock consisting of quartz, feldspar and mica.
granitoid	Rocks which are in the family of granites.
greenstone	Volcanic rocks forming ‘belts’ within intrusive or sedimentary rocks and which are the source of most metal deposits.
igneous	A type of rock which has been formed by the consolidation of magma, a molten substance from the earth’s core.
intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.
mafic	Igneous rocks composed mostly of dark iron and magnesium rich minerals.
massive	Solid (without fractures) wide (thick) rock unit.
Mesozoic	One of the eras of geologic time. It includes the Triassic, Jurassic and Cretaceous periods.
meta-sedimentary	Metamorphosed sedimentary rocks.
meta-volcanic	Metamorphosed volcanic rocks.

mill	1) A plant in which ore is treated for the recovery of valuable metals, or the concentration of valuable minerals into a smaller volume for shipment to a smelter or refinery.
2) A piece of milling equipment consisting of a revolving drum, for the fine-grinding of ores as a preparation for treatment.
mineralization	The concentration of metals and their chemical compounds within a body of rock.
modal	The most frequent value of a set of data.
ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.
Paleozoic	Rocks that were laid down during the Paleozoic Era (between 67 and 507 million years ago).
plugs	A common name for a small offshoot from a larger batholith.
plunge	The vertical angle an ore body makes between the horizontal plane and the direction along which it extends, longitudinally to depth.
pluton	Body of rock exposed after solidification at great depth.
porphyry	Any igneous rock in which relatively large, conspicuous crystals (called phenocrysts) are set in a fine-grained groundmass.
quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.
reserve	For the purposes of this registration statement: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:
1)    Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from  dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or  quality are computed from the results of detailed sampling; and (b) the sites for  inspection, sampling and measurement are spaced so closely and the geologic  character is so well defined that size, shape, depth and mineral content of reserves  are well-established.
2) Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.
rhyolite	A fine-grained, extrusive igneous rock which has the same chemical composition as granite.
schist	A foliated metamorphic rock, the grains of which have a roughly parallel arrangement generally developed by shearing.
sedimentary	A type of rock which has been created by the deposition of solids from a liquid.
shear	The deformation of rocks by lateral movement along innumerable parallel planes, generally resulting from pressure.
silt	Muddy deposits of fine sediment usually found on the bottoms of lakes.
stockpile	Broken ore heaped on surface, pending treatment or shipment.
structural	Pertaining to geologic structure.
Triassic	The system of strata that was deposited between 210 and 250 million years before the present time.
tuff	A rock formed of compacted volcanic fragments.
vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.
volcanics	Volcanically formed rocks.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL

If we do not obtain additional financing, our business will fail.

In order for us to perform any further exploration or extensive testing we may need to obtain additional financing. As of May 31, 2005, we had cash in the amount of $36,178. We currently do not have any operations and we have no income. Our business plan calls for significant expenses in connection with the exploration of our mineral claims. We will require additional financing if further exploration programs are necessary. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete.

Because our sole executive officer does not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Mr. Marc Branson, our sole executive officer and director, does not have formal training as geologist and lacks the technical training and experience in managing an exploration company. Additionally, Mr. Branson has never managed any company involved in starting or operating a mine. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Our decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to our lack of experience in this industry.

Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims and the production of minerals thereon, if any, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because of the speculative nature of exploration of mineral claims, there is substantial risk that no commercially exploitable minerals will be found and this business will fail.

We have just begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood that we will be able to operate the business successfully. The search for valuable minerals as a business is extremely risky. Our mineral claims may not contain commercially exploitable deposits of gold and silver. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us in the exploration of the mineral claims may not result in the discovery of commercial quantities of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

Because access to our mineral claims may be restricted by inclement weather, we may be delayed in our exploration and any future mining efforts.

Access to the Peek mineral claim may be restricted through some of the year due to weather in the area. The property is in the Yukon Territory, an area which experiences sub-arctic temperatures during much of the year. During the winter months heavy snowfall and extreme low temperatures make it difficult if not impossible to undertake work programs. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. Generally speaking, the most efficient time for us to conduct our work programs will be during the May to October period. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. Such delays can have a significant negative effect on our results of operations.

Because our president has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Branson, our president, is also a member and officer of Moto Ergonomics Ltd., a consumer electronics company. Because we are in the early stages of our business, Mr. Branson devotes approximately five hours per week to our company’s affairs. If the demands of our business require the full business time of Mr. Branson, he is prepared to adjust his timetable to devote more time to our business. However, Mr. Branson may not be able to devote sufficient time to the management of our business, as and when needed. It is possible that the demands of Mr. Branson’s other interests will increase with the result that he would no longer be able to devote sufficient time to the management of our business. Competing demands on Mr. Branson’s time may lead to a divergence between his interests and the interests of other stockholders.

Because our president, Mr. Marc Branson, owns 49% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Branson are inconsistent with the best interests of other stockholders.

Mr. Branson is our sole director and executive officer. He owns 49% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Branson may differ from the interests of the other stockholders. Factors which could cause the interests of Mr. Branson to differ from the interest of other stockholders include his ability to devote the time required run a mineral exploration company.

If we do not obtain clear title to our mineral claims, our business may fail.

Under Yukon law, title to Yukon quartz mineral claims can only be held by individuals or Yukon corporations. Since we are a Nevada corporation we are not legally allowed to hold claims in the Yukon. Our mineral claim is being held in trust for us by Glen MacDonald, the vendor of our Peek Claims and the recorded title holder to the Peek Claims. If we confirm significant mineral reserves exist on our mineral claim we intend to incorporate a Yukon subsidiary to hold title the mineral claim and Mr. MacDonald will transfer the claim to the subsidiary. Until we can confirm significant mineral reserves on the Peek Claims, Mr. MacDonald is holding the claims in trust for us. However, there could be situations such as the death of Mr. MacDonald that could interfere with our ability to obtain clear title to the mineral claims. If we are unable to obtain clear title to the mineral claims our business will likely fail and you will lose your entire investment in this offering.

Our independent auditor believes there is substantial doubt we can continue as a going concern.

Our independent auditor’s believe there is substantial doubt that we can continue as a going concern which, if true, raises substantial doubt that a purchaser of our common stock will receive a return on his or her investment. We have incurred a net loss of $101,133 for the period from October 17, 2001 (inception) to May 31, 2005, and have no sales. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral properties. If we are not able to continue as a going concern it is likely any holder of our common stock will lose his or her investment in that stock.

RISKS RELATED TO LEGAL UNCERTAINTY

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to the Yukon Quartz Mining Act (the “YMQA”) as we carry out our exploration program. An annual exploration expenditure of $80 per claim is required by the YQMA to maintain the claims in good standing. Alternatively an annual payment of $80 per claim in lieu of work is sanctioned by the YQMA to maintain claims in good standing. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying our exploration program. Our annual cost of compliance with the YQMA is presently approximately $336 per year.

RISKS RELATED TO THIS OFFERING

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

A market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders named in this prospectus.

DETERMINATION OF OFFERING PRICE

The $0.03 per share offering price of our common stock was arbitrarily chosen. However, the selection of this particular price was influenced by the last sales price from our most recent private offering of common stock which was $0.03 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the over-the-counter bulletin board (the “OTC BB”) for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders named in this prospectus is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 146,667 shares of common stock offered through this prospectus. The selling stockholders acquired the 146,667 shares of our common stock from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) and completed on May 21, 2005.

The following table provides as of September 7 , 2005, information regarding the beneficial ownership of our common stock held by each of the selling stockholders named in this prospectus, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Lauren Blaney	5,000	*	5,000	5,000	*
Ivan Dancourt	5,000	*	5,000	5,000	*
Bruce Hamilton	5,000	*	5,000	5,000	*
K. D. Healey	5,000	*	5,000	5,000	*
Charles Hill	10,000	*	10,000	10,000	*
Geoff Howes	5,000	*	5,000	5,000	*
Jomac Holdings Co. Ltd.	5,000	*	5,000	5,000	*
John Kinnimont	5,000	*	5,000	5,000	*
Mark Kouba	5,000	*	5,000	5,000	*
Craig McAllister	10,000	*	10,000	10,000	*
Brian D. Mercier	5,000	*	5,000	5,000	*
Adam R.C. Nothstein	5,000	*	5,000	5,000	*
Tom O’Connor	5,000	*	5,000	5,000	*
Hafez Panju	5,000	*	5,000	5,000	*
Ryan Phillips	6,667	*	6,667	6,667	*
Michael Rowsome	40,000	*	40,000	40,000	*
Kenley Tamoto	5,000	*	5,000	5,000	*
Lily Tamoto	5,000	*	5,000	5,000	*
Teresa Tamoto	5,000	*	5,000	5,000	*
Deborah Williams	5,000	*	5,000	5,000	*
TOTAL	146,667	1.2%	146,667	NIL	0%

Notes
*	Represents less than 1%.
(1)	The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.
(2)	Applicable percentage of ownership is based on 12,146,667 common shares outstanding as of September 7 , 2005, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

None of the selling stockholders named in this prospectus:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling stockholders named in this prospectus may sell some or all of their common stock in one or more transactions, including block transactions:

-	On such public markets or exchanges as the common stock may from time to time be trading;
-	In privately negotiated transactions;
-	Through the writing of options on the common stock;
-	In short sales; or
-	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.03 per share until such time as the shares of our common stock become traded on the OTC BB or another exchange. Although we intend to apply for trading of our common stock on the OTC BB, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC BB or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

-	The market price of our common stock prevailing at the time of sale;
-	A price related to such prevailing market price of our common stock; or
-	Such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this prospectus. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling stockholders named in this prospectus should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares offered under this prospectus. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The Selling Stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. Our agent for service of process is Stephen O’Neill, 435 Martin Street, Suite 1010, Blaine, Washington 98230.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following is information regarding our sole executive officer and director and his age as of September 7 , 2005:

Name of Director	Age	Position
Marc Branson	30	President, Treasurer and Secretary

Set forth below is a brief description of the background and business experience of our sole executive officer and director.

Mr. Marc Branson has been our president, secretary and treasurer and our sole member of our board of directors since our inception.

From June 2001 to January 2002, Mr. Branson was a private consultant performing management, and corporate development activities for Coastal Communications Corp., a full-service financial consulting firm, and in his capacity has had the opportunity to work closely with management and assist in the development of a wide variety of business opportunities. From September 2001 to August 2002 worked for Gale Capital Corp, a full service financial consulting firm. Mr. Branson provided various management and corporate development services to us as a private consultant. From August 2002 to present, Mr. Branson has been working for Moto Ergonomics Ltd. which is engaged in the Distribution and Marketing of Consumer Electronics to North America. Mr. Branson is currently the VP of Corporate Development, and as such is responsible in part or wholly for overseeing corporate finance, strategic planning, and product development. Mr. Branson holds a degree in Business Administration from the Open Learning University of British Columbia, which he obtained in March 2001, a Business Diploma from Capilano College and in addition has completed the Canadian Securities Course.

Mr. Branson does not have formal training as a geologist or in the technical or managerial aspects of management of a mineral exploration company. Mr. Branson's prior managerial and consulting positions have not been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company.

We do not have any employees who have professional training and experience in the mining industry. We rely on our independent geological consultant, Mr. Timmins, to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

We presently do not pay our sole director and officer any salary or consulting fee. We anticipate that compensation may be paid to officers in the event that we determine to proceed with additional exploration programs beyond the third phase of our exploration program.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than Marc Branson.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of September 7 , 2005 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) named executive officers, and (iv) officers and directors as a group. At this time, only one shareholder falls within these categories, Mr. Marc Branson, Director, President, Secretary and Treasurer. The shareholder listed possesses sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Common Stock	Marc Branson President, Secretary, Treasurer and Director, 977 Keith Road, West Vancouver, British Columbia, Canada V7T 1M6	6,000,000 Direct	49%
Common Stock	All Officers and Directors as a Group (1 person)	6,000,000	49%
Holders of More than 5% of Our Common Stock
Common Stock	Marc Branson President, Secretary, Treasurer and Director, 977 Keith Road, West Vancouver, British Columbia, Canada V7T 1M6	6,000,000 Direct	49%

(1)
Applicable percentage of ownership is based on 12,146,667, shares of common stock issued and outstanding as of September 7 , 2005, together with securities exercisable or convertible into shares of common stock within 60 days of September 7 , 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of September 7 , 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of September 7 , 2005, there were 12,146,667 shares of our common stock issued and outstanding that were held by fifty seven (57) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of an acquiring person to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute defines an "acquiring person" as any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in the corporation. The term does not include any person who, in the ordinary course of business and without any intent to avoid the requirements of Nevada Revised Statutes sections 78.378 to 78.3793, acquires voting shares for the benefit of others, in respect of which he is not specifically authorized to exercise or direct the exercise of voting rights. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

O’Neill Law Group PLLC, our independent legal counsel, has provided an opinion on the validity of our common stock.

Telford Sadovnick, P.L.L.C, certified public accountants (“Telford”), have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Telford have presented their report with respect to our audited financial statements. The report of Telford is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on October 17, 2001 under the laws of the State of Nevada. On November 2, 2001, we acquired a 100% undivided interest in a group of mineral claims located in the Yukon Territory known as the Peek Claims.

Mr. Marc Branson, our president, secretary and treasurer and sole director, has been our sole promoter since our inception. Other than the purchase of his stock, Mr. Branson has not entered into any agreement with us in which he is to receive from us or provide to us anything of value. Mr. Branson acquired 6,000,000 shares of our common stock at a price of $0.001 per share on November 1, 2001. Mr. Branson paid a total purchase price of $6,000 for these shares.

DESCRIPTION OF BUSINESS

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We have acquired a 100% undivided interest in a group of mineral claims located in the Wheaton River District in the Yukon Territory that we refer to as the Peek Claims. Although exploratory work on the claims conducted by prior owners has indicated some potential showings of mineralization, we are uncertain as to the reliability of these prior exploration results and thus we are uncertain as to whether a commercially viable mineral deposit exists on our mineral claims. Further exploration of these mineral claims is required before a final determination as to their viability can be made.

We conduct our business through verbal agreements with consultants and arms-length third parties. Our verbal agreement with our geologist includes his reviewing all of the results from the exploratory work performed upon the site and making recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services. Additionally, we have a verbal agreement with our outside auditors to perform requested accounting functions at their normal and customary rates. Our legal consultants provide legal services at their normal and customary rate.

Our plan of operation is to carry out exploration work on these claims in order to ascertain whether they possess commercially exploitable quantities of silver and gold. We will not be able to determine whether or not our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

Acquisition of the Peek Mineral Claims

We purchased a 100% interest in eight mineral claims known as the Peek Claims, located in Canada’s Yukon Territory, from Glen MacDonald of Vancouver, British Columbia by an agreement dated November 2, 2001 for consideration of $2,500. At the time of the acquisition of the Peek Claims, we were seeking a potential high-grade gold/silver project. There was at the time an extensive technical file available detailing the history of exploration on the Peek Claims property. We also considered the existence of a nearby milling plant as advantageous. Mr. Timmins, P.Eng. and Mr. Laurie Stephenson, P.Eng. were involved in assisting us in the selection process.

The Yukon Quartz Mining Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in the Yukon Territory. The YQMA also governs the issuance of quartz mining licenses which are long term licenses to produce minerals. Under the YQMA, title to Yukon quartz mineral claims can only be held by individuals or Yukon corporations. Because of this regulation, Glen MacDonald is holding the mineral claim in trust for us until we can determine whether there are significant mineral reserves on our claim. If we determine that there are significant mineral reserves on our claim we will incorporate a Yukon subsidiary to hold title to the claim and Mr. MacDonald will transfer the mineral claim to the subsidiary. The transfer will be at no cost to us other than the costs associated with the incorporation of the Yukon subsidiary.

The source for the geological data under the headings “Location, Infrastructure and Access”, “Physiography, Climate and Vegetation”, “History of Exploration”, “Property Geology and Mineralization”, “Rock Formation” and “Geological Report” is the June, 2002 and April, 2004, geological reports entitled “Geological Report on the Wheaton River Property (Peek 1-8 Mineral Claims; YC19158-YC19165) prepared by our consulting geologist W.G. Timmins.

Location, Infrastructure and Access

The Peek Claims cover a broad northwest trending ridge south of Pugh Peak (referred to locally as "Gold Hill"), extending from the Wheaton River to Hodnett Lakes. The property lies 40 km south of Whitehorse, the capital of the Yukon Territory, at geographical coordinates 60 16'N latitude, 135 06'W longitude, see Figure 1 below.

Whitehorse is a modern city with a population of 25,000, with most services available for conducting mineral exploration. Daily scheduled flights link the city with Vancouver, British Columbia, Edmonton, Alberta and Fairbanks, Alaska.

The Peek Claims are accessible via an all-weather gravel and paved government maintained road system which includes a tidewater port road link to Skagway, Alaska. The claims are linked by a secondary road with the Mt. Skukum gold mill approximately 12.4 miles away.

The Mount Skukum gold mill is a modern gold silver production facility that is capable of producing both dore bars and metal concentrates depending on the type of ore being processed. The mill is currently idle.

The Alaska and Klondike Highways, and the Wheaton River-Mount Skukum all-season gravel road provide access to the area. A four-wheel drive road follows Thompson Creek from the Wheaton Road to the property. Presently access to the Peek Claims is on foot, by all terrain vehicles or by helicopter because the road is closed by a slide. Further exploration of the property would require approximately $2,000 of road construction work to make the road accessible. We intend to initiate road construction work to make the road accessible prior to commencing Phase IV of our recommended exploration program. The Phase IV drilling program may only proceed if the results of Phases I, II and III of our exploration program warrant additional exploration.

Power sources for the Peek Claims property presently consist of portable generators brought onto the property.

Figure 1

Physiography, Climate and Vegetation

The Wheaton River district lies in the Boundary Ranges of the Coast Mountains, a rolling uplands area featuring prominent peaks and steep-walled stream and river valleys. Glacial action has modified major river valleys to deep U-shaped drainages with terrace and outwash deposits. Topographically, the area becomes progressively more severe to the southwest, culminating in 1.55 mile mountains and ice fields at the headwaters of the Wheaton and Watson Rivers.

A maximum elevation of 6,069 feet is reached on the Peek claims while the lowest lying feature nearby is Wheaton River at 2,900 feet. The claims cover a barren northwest-trending ridge extending from the Wheaton River to Hodnett Lakes. Outcrop is common on steep slopes descending from the rounded ridge top. The effects of local alpine glaciation are evident on the northern side of Pugh Peak, where cirques and tarns are present. The upland portion of Gold Hill is a rolling grassy plain type of environment with outcrop of less than 5%. Consequently most of the geological interpretation is based upon bulldozer trenches to expose bedrock at depths of 6.56 to16.40 feet.

Southwestern Yukon has a dry sub-arctic climate, locally modified by the Pacific Ocean. Summer temperatures average 12°C and annual precipitation totals 15.74 inches. The exploration season lasts from May until October.

Vegetation in the upland consists of dwarf grasses, moss and lichen. Timber is restricted to the main valleys at elevations below 3,936 feet.

History of Exploration

The Peek Claims property has been progressively explored since 1983 with work to date including road construction, bulldozer trenching, grid controlled geophysical, geochemical, and geological surveying and prospecting.

The Wheaton River/Lake Bennett district was first explored by prospectors traveling along the major lakes and rivers of southwestern Yukon in the early 1890's. More intensive exploration began in 1906 after the discovery of free gold and gold-silver tellurides on Gold Hill. Wagon roads were built along the Wheaton River, Thompson Creek and Stevens Creek to provide access to numerous adits and pits on Mount Anderson. Limited mining of high grade gold and silver bearing ore occurred on the Gold Reef vein at the northeastern end of Gold Hill and on the Becker-Cochran (Whirlwind) property on the west face of Mount Anderson.

From the mid-1920's to the late 1960's, little exploration of significance took place. By 1970's, many of the old showings were restaked as an increase in the value of base and precious metals rekindled the interest of prospectors and mining companies in the area. The Venus and Arctic mines again operated on Montana Mountain between 1969-1971. The Venus Mine was again rehabilitated during 1980-1981 and a new mill was installed at the southern end of Windy Arm, but no ore was processed.

On the area covered by the Peek Claims, recent exploration started in 1984-1985 when the Wheaton River Joint Venture performed prospecting, grid development, mapping, geochemical and geophysical surveys, bulldozer trenching and road building. Mineralized quartz veins and stockworks were discovered in several locations along a five kilometre long ridge on the claim property. The property was owned by the Wheaton River Syndicate from 1983-1986.

During 1987 and 1988 Ranger Pacific Minerals Ltd. and others conducted additional geochemical and geophysical surveys. Also, blast trenching work was undertaken to better define target zones previously identified and to further explore the property. The Peek Claims property was owned by Ranger Pacific Minerals Ltd. from 1987-1990.

During the period from 1991 to 2001, the property was owned by Glen MacDonald of Vancouver, British Columbia. From 1991-2001 exploration work on the property has included bulldozer trenching, road construction, geological mapping and prospecting. Exploration work conducted from 1984 to 1998 covered most of the Gold Hill area, including but not limited to, the area of the Peek Claims.

In 2001 we purchased a 100% interest in the Peek Claims from Glen MacDonald by way of a purchase agreement dated November 2, 2001.

Although exploratory work on the claims conducted by prior owners has indicated some potential showings of mineralization, we are uncertain as to the reliability of these prior exploration results and thus we are uncertain as to whether a commercially viable mineral deposit exists on our mineral claims. Further exploration of these mineral claims is required before a final determination as to their viability can be made.

Property Geology and Mineralization

The Wheaton River/Bennett Lake district overlies the boundary between two terranes: (i) the Whitehorse Trough consisting of Mesozoic and Paleozoic folded meta-volcanic and meta-sedimentary rocks, and (ii) crystalline rocks of the Coast Plutonic Complex and Yukon Crystalline Terrane, consisting of meta-sedimentary rocks of the

Late Precambrian or Paleozoic Yukon Group intruded by Mid-Cretaceous granite or granodiorite plutons. Both terranes are intruded and overlain by Early Tertiary volcanic rocks of the Skukum Group.

The Whitehorse Trough features a complex assemblage of deformed volcanic and sedimentary rocks consisting of the Triassic Lewes River Group, the Lower Jurassic Laberge Group and the Jurassic Tantalus Group. The Lewes River Group consists of andesite, basalt and pyroclastic flows, and foliated marine sedimentary rocks. A narrow but continuous unit of limestone, limestone breccia and quartzite has been traced in a northwesterly direction from the west side of Mount Stevens across Tally-Ho Mountain and Gold Hill to the Hodnett Lakes. Interbedded schists occur with the limestone and volcanic rocks of the Lewes River Group. A narrow band of Tantalus Group conglomerates and Laberge Group siltstones outcrops on Folle Mountain and Idaho Hill; however, rocks of these groups primarily outcrop north and east of the Wheaton River/Bennett Lake district.

Cretaceous granitic rocks of the Coast Plutonic Complex are the most common in the district. Typically, they consist of fresh quartz monzonite, granodiorite or quartz diorite. Pendants and masses of Yukon Group quartz-mica schist, gneisses and crystalline limestone occur in the granitic intrusives. The Yukon Group is of Early Paleozoic and Late Precambrian age.

A younger series of andesite and rhyolite flows, tuffs and agglomerates, mapped as the Tertiary Mount Skukum Group, intrude and overlie granitic rocks forming volcanic complexes at Mount Skukum and Mount Macauley. Also, Skukum Group rhyolite and granite porphyry dykes and plugs intrude Lewes River Group rocks and Cretaceous granodiorites throughout the Wheaton River area.

Mesozoic and Paleozoic sedimentary and volcanic rocks of the Whitehorse Trough Terrane are deformed and generally metamorphosed to at least lower green schist facies. These units trend north to northwest and are internally complex.

Structurally, the area features major faults, primarily along river valleys, associated with movement in the Coast Plutonic Complex and with Early Tertiary volcanism at Mount Skukum, Mount Macauley and Montana Mountain. The Skukum Group volcanic rocks are equivalent to the Sloko Group of northern British Columbia and the Mount Nansen Group of central Yukon. Late stage features of Skukum Group volcanism include dacite, rhyolite and granite porphyry dykes, emplaced in fracture and fault zones around the volcanic complexes, and quartz or quartz carbonate veining with significant precious and base metal mineralization.

Rock Formation

Triassic Lewes River Group

Limestone, limestone breccia and quartzite with some interbedded pelitic horizons occur in a continuous belt of Triassic rocks passing through Gold Hill. Grey-weathering limestone outcrops at the north and south ends of Gold Hill and on the east flank of Gold Hill above Dail Creek. It is also exposed in the bulldozer trenches excavated on the North and 4500N grids.

The limestone is a fine to medium grained, white to blue grey rock occasionally brecciated by narrow quartz and calcite veins or silicified to "quartzite". Minor amounts of siderite, barite and sulphide minerals occasionally occur in the narrow quartz-calcite veins.

At the north end of Gold Hill and on the east face overlooking Dail Creek, the limestone unit is only 16 -32 feet wide and is displaced and intruded by granitic and volcanic rocks. On the south end of Gold Hill, the limestone and limestone breccia unit widens to over 328 feet, containing interbedded schist, siltstone and argillite. At the south end of the property, crystalline limestone outcrops in a belt at least 164 feet wide and contains lenses of rusty quartz-carbonate breccia.

In numerous trenches, wide intersections of limestone, limestone breccia and quartzite are well exposed. Dark grey meta-sedimentary rocks of the Lewes River Group interbedded with andesite, basalt and limestone and quartz-sericite and graphitic schist occur with brecciated limestone. Argillite and siltstone are foliated in a northwest direction and contain quartz veins and pods developed along remnant bedding planes and foliations. Local silicification occurs in these meta-sedimentary units at contacts with Tertiary felsic dykes. Pyritic graphite schist occurs at the south end of Gold Hill with limestone near a series of rhyolite porphyry dykes.

On the northeast face of Gold Hill, the Triassic meta-sedimentary rocks are intruded by several Tertiary rhyolite dykes. There they are pyritized and silicified, weathering a rusty red colour. The Gold Reef quartz vein occurs in these rocks.

Triassic volcanic rocks outcrop extensively at the north end of Gold Hill and on the east face of Gold Hill above Dail Creek. Typically, they are massive green to black, slightly foliated andesite and basalt flows, breccias and tuffs and may contain narrow quartz veins in more foliated sections. Phenocrysts of quartz and feldspar occur in porphyritic andesite at the north end of Gold Hill.

Coast Plutonic Complex

Cretaceous granodiorite talus and outcrop is extensive on the east side of Gold Hill, in the steep walled valleys at the head of Thompson Creek and around Pugh Peak. Aplitic and microgranite phases are common west of Pugh Peak and on the ridge south of the Hodnett Lakes.

Typically, the intrusive rock is a homogeneous, medium grained, biotite-hornblende granodiorite or quartz diorite containing minor magnetite. Bulldozer trenching has exposed fresh granodiorite along the western side of Gold Hill where no outcrop is present.

White quartz veins bearing gold and silver mineralization occur in fractures in the granodiorite at the head of Dail Creek and on Gold Hill, Pugh Peak and the ridge south of the Hodnett Lakes.

Skukum Group

Skukum Group felsic volcanic rocks occur as rhyolite, trachyte and dacite porphyry dykes and plugs outcropping on the north face of Gold Hill, south of Pugh Peak and along the ridge top of Gold Hill. Megascopically they weather a light grey to orange colour and contain phenocrysts of quartz, feldspar and occasionally mafic minerals in a fine grained rhyolitic groundmass. Fresh surfaces are buff to brown in colour and contain minor pyrite as an accessory mineral.

On the Gold Hill ridge top, much of the float material is rhyolite and trachyte porphyry, probably derived from dykes intruding granodiorite in the middle section of Gold Hill. These dykes trend north to northwesterly and are up to 49 feet wide. Minor silicification occurs at contacts with granodiorite.

On the north face of Gold Hill, the rhyolite porphyry dykes weather buff to rusty orange and intrude silicified meta-sedimentary rocks. Spatially the dykes lie close to the Gold Reef quartz vein; this does not necessarily imply a close genetic relationship.

In several bulldozer trenches, rhyolite porphyry dykes intrude limestone and meta-sedimentary rocks. Zones of narrow quartz veins and silicification are common in the older rocks near the contacts.

Mineralization

Precious metal values to date have occurred on the Peek Claims in two types of quartz veins: (i) quartz veins up to 6.5 feet wide in granite and meta-sedimentary metavolcanic rocks , and (ii) narrow quartz and/or quartz-calcite veins in limestones, quartzites and schists; and silver occurs disseminated in siliceous pyritic schist.

Quartz veins in the first group have a general northwest orientation and are continuous over long distances. The Gold Reef vein on the northwest end of Gold Hill is considered a typical example, and has been traced by underground workings, and surface pits for over 984 feet where the average width has been 5 feet.

Quartz and quartz-calcite veins appear less continuous and have more random orientations. They are generally spatially related to Eocene intrusive rocks.

Alteration and accessory minerals present around the vein systems include clays (kaolinite, alunite) black and green chalcedonic breccias, fluorite, barite, pyrite and hematite. Carbonatization is common in andesitic rocks near veins, and carbonatization and massive chloritization are present in the shear zones in andesitic rocks.

Mineralization on the Peek Claims occurs as either of the following veins and siliceous stockworks:

1.
Epithermal gold-silver veins associated with northeast-trending normal faults hosted with bi-modal calc- alkaline andesitic volcanics of the Skukum Group and associated with Eocene rhyolite porphyry dykes outside the volcanic complex.

2.
Gold-silver and telluride bearing quartz veins spatially related to the "Tally-Ho Shear Zone", sheared and chloritized mafic volcanic rocks and nearby sheared or unsheared granitic rocks and Jurassic Laberge Group arkosic sedimentary rocks.

Geological Report

In June 2002, we hired Mr. W. Timmins, P.Eng to provide an initial Geological Report on the Peek Claims. Mr. Timmins has 39 years experience as a consulting geologist. He graduated from the Provincial Institute of Mining in Haileybury, Ontario, Canada in 1956 and attended Michigan Technological University from 1962-1965. He has been a licensed professional Engineer (Geology) in British Columbia since 1969. The purpose of this report was to evaluate the area of the claim group, and the prior exploration work conducted on the claims, and to recommend an exploration program. This review was based upon previous explorations performed on the Peek Claims including soil geochemical and electromagnetic surveys, geological mapping, bulldozer and blast trenching and underground drifting. Mr. Timmins is familiar with the Peek Claims having consulted on exploration programs conducted there during the 1980's and visited the property in 1999 and 2001.

Based upon conclusions in Mr. Timmins’ report, we believe that the Peek Claims may have the potential to host minerals based on earlier geological surveys and sampling.

The first phase of our geological exploration program was completed in the summer of 2002 at a cost of $5,000. The first phase consisted of a geological surveying and a review of prior exploration work on the Peek Claims. The second phase of our exploration program was completed in late 2003 at a cost of $10,000. The second phase consisted of more detailed geophysical surveys utilizing more sensitive geophysical techniques to enhance the data that currently exists on the claims and focused specifically upon the presently known mineralized areas.

We received a geological evaluation report on the results of Phase II of our exploration program in April, 2004. The geological report gives conclusions regarding potential mineralization of the mineral claim, discussed below, and recommends a further geological exploration program on the mineral claims. In his geological report, Mr. Timmins, recommended that a four phase exploration program, at an estimated cost of $140,000, be undertaken on the property to assess its potential to host high grade gold mineralization within quartz and sulphide veins. The four phase program consists of the following:

Phase	Exploration Program	Status	Cost
Phase I	Compilation of previous exploration data, and geological analysis of the data.	Completed in August, 2002.	$5,000
Phase II	Detailed field examination and study of known mineral zones including localized geophysical surveys.	Completed in December, 2003	$10,000
Phase III	Detailed field examination of potential exploration sites, including geological mapping, localized geophysical surveys and sampling using the knowledge obtained from the known exploration areas.	Substantially completed in June, 2005. Awaiting Assay Results.	$5,000
Phase IV	Test diamond drilling (to 1200 Metres) of the targets delineated within the potential exploration sites.	To be commenced in 2006 subject to the results of Phase III.	$120,000

Based upon the results of Phase I and Phase II of our geological exploration program, Mr. Timmins recommended a further Phase III program of geological mapping, geophysical surveying and sampling, to select targets for the Phase IV drilling program consisting of 1200 metres (approximately 3936 feet) of diamond drilling if the results of Phase III warrant additional exploration. A Phase IV drilling program will be dependent upon a number of factors such as the geologists’ recommendations based upon previous phases and our available funds. To date Mr. Timmins has received a total of $17,500 in connection with the completion of the first and second phases of our exploration program.

The projected costs of our exploration program include provision for mobilization and support costs. Mr. Timmins, will issue a recommendation on whether to proceed with a phase IV drilling program based on his review of the assay results and geophysical survey data compiled from our Phases I, II and III of our exploration program. The expenditures made by us in the exploration of our mineral claim may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of exploration do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing sufficient capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

In the event that we proceed with Phase IV of our exploration program, we intend to implement a drilling program which will target any mineralized zones or zones of interest identified in our Phase I, Phase II and Phase III exploration results. The results of any drilling will be used to assess whether further geological exploration and drilling of identified mineralized areas is warranted. The funding required for the drilling program and our ability to complete the drilling program is expected to be dependent on the amount of funds we have available for exploration and our exploration priorities. Completion of our planned Phase IV drilling program is estimated to cost $120,000 and is expected to include the following:

(a)
Hiring of local contractors familiar with the mining region and drill conditions to perform the drilling operations and supply the drill and all other equipment and drill technicians required to perform the drilling operations.

(b)	Oversight of drilling program by a Professional Mining Engineer or Certified Geologist.

(c)	Outside laboratory analysis, particularly for prospective lode gold.

(d)	In-house and external review of results, including any feasibility studies.

(e)	Hiring of lab technicians.

The primary expenses related to the drilling program are expected to be labor and contract costs, including transportation and on site support.

The drilling procedure for Phase IV is expected to be as follows:

(1)	The drill is set up in a self contained completely enclosed module with an opening for the drill rods to be put through to contact the ground.

(2)	The drill is set up in a self contained completely enclosed module with an opening for the drill rods to be put through to contact the ground.

(3)	A drill bit with industrial diamonds imbedded is fitted to the ground contact end of the drill rods.

(4)
The drill bit is turned at a very fast speed with pressure on it and it cuts through the overburden until it reaches solid rock. In most cases, casing (a larger diameter drill rod) is put down between the drill set up and the solid rock.

(5)
Drilling proceeds with the hollow drill bit cutting through the rock capturing a solid core of rock that is brought to surface by a wire line attached to the core barrel (a smaller diameter drill rod that fits in side the main drill rods), where it is analyzed by a geologist.

(6)	The drill bit cuts a hole that is between 2 to 5 inches in diameter depending on the type of drilling being undertaken and the rock conditions.

(7)	Core samples will be initially inspected on site and then transported to a facility for additional analysis.

The number of personnel involved in the drilling is expected to be four drilling personnel and/or a foreman and geologist. All personnel are expected to be contract employees. The geologist is expected to be the onsite technical person who will be able to evaluate and direct the program. We believe these types of contract employees are readily available if needed.

The results of our Phase IV drilling program, in the event we proceed with Phase IV, will be used to provide key information for any subsequent mining and development work to be completed. In addition, results are expected to be used to form the basis for additional geological exploration work to be completed by us.

Present Condition of the Property and Current State of Exploration

We are presently proceeding with the exploration of the Peek Claims to determine whether there are commercially exploitable reserves of gold and silver or other metals. Our geologist, Mr. W. Timmins, has recommended a four phase exploration program on the Peek Claims. The first phase, which consisted of a geological review of prior exploration work on the Peek Claims was completed in the summer of 2002 at a cost of $5,000.

The results of our Phase I exploration program delineated three main zones of mineralization in addition to other mineralized showings that warrant additional exploration work. The three main mineralization zones identified by our geologist are described as follows: (i) the North grid, containing moderate gold-silver and silver-lead soil geochemical anomalies and include intense "spot" highs; (ii) the north end of Gold Hill which has a moderate to strong VLF-EM conductor and significant gold and silver values in quartz veins carrying galena and tetrahedrite occurring in the gully at the north end of Gold Hill and in float trains on the ridge top of Gold Hill; and (iii) the south end of Gold Hill, in which gold-silver bearing galena and tetrahedrite mineralization has been identified. Our geologist concluded that the results of Phase I warranted a further program of exploration.

The second phase consisting of detailed geophysical surveys utilizing new and more sensitive geophysical techniques to enhance the data that currently exists on the claims focused specifically upon the presently known areas which our consultant has indicated may host minerals. The second phase consisting of a detailed field examination and study of known mineral zones including localized geophysical surveys was completed in late 2003. We received a geological report on the results of Phase II in April, 2004.

The results of our Phase II exploration program confirmed the anomaly concerning the gold-silver bearing galena and tetrahedrite mineralization developing along the contacts on the north and south ends of Gold Hill. The anomaly was confirmed in the more detailed “vector geophysics survey” and warrants further exploration according to our geologist. Our geologist concluded that the results of Phase II confirm that the geological review which identified area warranted a further program of exploration. The report recommends further evaluation of data obtained from the detailed geophysical surveying conducted on presently known mineralized areas during Phase II, which demonstrated that these areas have a geophysical signature that could indicate an unseen depth or length extent, and further geological surveying and sampling of the same to identify and confirm targets for the Phase IV drilling.

From June 23 – June 27, 2005 our geologist visited the Peek Claims property to conduct testing on areas of interest indicated by the previous phase of our geological program for prospective gold-silver mineralization. New showings were located and sampled. The samples have been submitted for analysis and a summary report will be prepared upon receipt of the assay results. We expect to receive a final geologist’s report containing the assay results of Phase III and a recommendation on whether to proceed with Phase IV of our work program in late 2005 to early 2006.

In the event that we proceed with Phase IV of our exploration program, we will implement a drilling program expected to take place over a period of two weeks, which will target any mineralized zones or zones of interest identified in our Phase I, II and III exploration results. The results of any drilling will be used to assess whether further geological exploration and drilling of identified mineralized areas is warranted. The funding required for the drilling program and our ability to complete the drilling program will be dependent on the amount of funds we have available for exploration and our exploration priorities.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Yukon Territory. In addition, if we progress to the production phase, production of minerals in the Yukon Territory will require prior approval of applicable governmental regulatory agencies. We cannot be certain that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known in advance.

The main agency that governs the exploration of minerals in the Yukon Territory, Canada, is the Minerals Management Branch of the Yukon Department of Energy Mines and Resources.

The Minerals Management Branch manages the development of the Yukon Territory’s mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Minerals Management Branch regulates and inspects the exploration and mineral production industries in the Yukon Territory to protect workers, the public and the environment.

The material legislation applicable to us and our subsidiary is the YQMA, administered by the Minerals Management Branch.

The YQMA and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in the Yukon Territory. The YQMA also governs the issuance of quartz mining licenses which are long term licenses to produce minerals. Under the YQMA the grant of a quartz mineral claim entitles the holder to an interest in the land subject to the mineral claim and, more specifically, entitles the holder thereof to enter, locate, prospect and mine for minerals on any vacant territorial lands in the Yukon Territory and any lands in the Yukon Territory where the right to enter, prospect and mine for minerals is reserved for the Government of the Yukon Territory. The Government of the Yukon Territory retains freehold ownership of the land which is subject to the mineral claims.

All mineral exploration activities carried out on a mineral claim or mining lease in the Yukon must be in compliance with the Yukon Quartz Mining Land Use Regulations. The Yukon Quartz Mining Land Use Regulations apply to all mines during exploration, development, construction, production, closure, reclamation and abandonment. Also, the Yukon Quartz Mining Land Use Regulations contain standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body. An annual exploration expenditure of $80 per claim is required by the YQMA to maintain the claims in good standing. Alternatively an annual payment of $80 per claim in lieu of work is sanctioned by the YQMA to maintain claims in good standing. Our annual cost of compliance with the YQMA is presently approximately $336 per year.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills. Our Phase I and II programs do not require any reclamation or remediation because of the minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended two phases described above, or if we will enter into production on the property. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially-economic deposit is discovered. We obtained funds to undertake the second phase of our plan of operation for the Peek Claims through private placement financings of our common shares. We expect to continue to finance our plan of operations through equity financings.

Peek Claim Status

The Peek claims are located in the Whitehorse Mining District of Yukon Territory. The property consists of eight claims as detailed in Table 1 below. Claims such as these are administered under the provisions of the YQMA by the supervising mining recorder located in Whitehorse. An annual exploration expenditure of $80 per claim is required by the YQMA to maintain the claims in good standing. Alternatively an annual payment of $80 per claim in lieu of work is sanctioned by the YQMA to maintain claims in good standing. Our annual cost of compliance with the YQMA is presently approximately $336 per year.

Table 1
Claim Status
Claim Name	Grant Numbers	Current Expiry Date
PEEK 1-8	YC 19158– 165	August 19, 2005

Employees

We have no employees as of the date of this prospectus other than our sole officer. We conduct our business largely through agreements with consultants and arms-length third parties.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

MANAGEMENT’S DISCUSSION & ANALYSIS OR PLAN OF OPERATION

Plan of Operation

Our business plan is to proceed with the exploration of the Peek Claims to determine whether there are commercially exploitable reserves of gold and silver or other metals. The first phase of our exploration program, which consisted of a geological review of prior exploration work on the Peek Claims was completed in the summer of 2002 at a cost of $5,000. We decided to continue with Phase II of the exploration program recommended as a result of the findings of Phase I. Phase II of the recommended geological exploration program cost $10,000 and was completed in late 2003. Based on the results of Phase II of our exploration program we proceeded with Phase III of our exploration program which was substantially completed during the summer exploration season of 2005.

From June 23 – June 27, 2005 our geologist visited the Peek Claims property to conduct testing on areas of interest indicated by the previous phase of our geological program for prospective gold-silver mineralization. New showings were located and sampled. The samples have been submitted for analysis and a summary report will be prepared upon receipt of the assay results. We expect to receive a final geologist’s report containing the assay results of Phase III and a recommendation on whether to proceed with Phase IV of our work program in late 2005 to early 2006.

Once we receive results from Phase III of our exploration program, we will assess whether to proceed to any further exploration phases. In making this determination, we will make an assessment as to whether the results from our exploration program are sufficiently positive to enable us to obtain the financing necessary to proceed. Mr. Timmins, our independent geologist, is expected to issue a recommendation on whether to proceed with a Phase IV drilling program based on his review of the assay results and geophysical survey data compiled from Phase III of our exploration program. Our decision to proceed to Phase IV of our exploration program will be made based on factors such as the final assay results and the recommendations of our geologist, the grades of any mineralization found, the size and extent of the mineralized zones, and the strength of metal prices in international markets. The expenditures made by us in the exploration of our mineral claim may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of exploration do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing sufficient capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations. This assessment will include an assessment of our cash reserves after the completion of Phase III, the price of minerals and the market for financing of mineral exploration projects at the time of our assessment.

As of the date of this prospectus, we have not established that minerals exist on our property of a type and in a quantity and concentration that would warrant commercial mining. There can be no assurance that commercially viable mineral deposits will be found to exist on our properties, or that we will be able to design a commercially viable process to extract the precious metals. If a significant precious metal zone can be outlined on the Peek Claims property, the Mt. Skukum milling and mining operation, located approximately 20 kilometers from the Peek Claims, would be available to act as project operator for our milling and mining requirements.

During this exploration stage, our president will only be devoting approximately five hours per week of his time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work is being performed by our geological consultant, Mr. Timmins, who contracts with appropriately experienced parties to complete work programs. If, however, the demands of our business require more business time of Mr. Branson, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to adjust his timetable to devote more time to our business. However, Mr. Branson may not be able to devote sufficient time to the management of our business, as and when needed.

We anticipate that we will incur over the next twelve months the following expenses:

Category	Planned Expenditures over the Next Twelve Months (US$)
Professional Fees	$30,000(1)
Office Expenses	$5,000
Mineral Exploration Expenses	$5,000
TOTAL	$40,000
(1)	Including the estimated $28,022 costs of this offering. As of the date of this prospectus, we have expended $15,000 of the estimated costs of this offering.

Our total expenditures over the next twelve months are anticipated to be approximately $40,000, the majority of which is due to general, legal, accounting and administrative expenses associated with this offering and as a result of our becoming a reporting issuer under the Exchange Act. We do not have plans to purchase any significant equipment during the next twelve months. After the twelve month period, and in the event we decide to proceed with Phase IV of our exploration program which is estimated to cost $120,000, we will need to obtain additional financing for any operational or exploratory expenses.

To date, we have expended a total of $17,500 on the first and second phases of our exploration program. At as at May 31, 2005 we had cash of $36,178. We will require additional funding in the event we proceed with Phase IV of our exploration program which is estimated to cost $120,000.

Revenue

We intend to generate revenue through the sale and production of precious metals, including gold and silver, and/or commercial metals found on our property. In the event that the results of our geological exploration program indicate that our mineral claims contain commercially exploitable mineral deposits we intend to build a mining and milling operation that will separate the valuable precious metals, gold and silver, from the waste rock into a saleable product that will be purchased for final refining by the Canadian Mint, Handy and Harman and MidStates Refinery or other refineries that are willing to pay 98% of the precious metal content to the miner. The cost to develop the reserves by drilling is estimated to be approximately $500,000 to $2,000,000. Depending on the mining process and mining rate the cost to develop the operations and market the mineral products is estimated to cost between $5,000,000 and $25,000,000. We anticipate that funding for the sale and production of the minerals will be in the form of equity financing from the sale of our common stock.

However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our estimated production and marketing costs. We believe that debt financing will not be an alternative for funding. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time we locate mineral reserves on our mineral claims. We presently do not have any arrangements in place for any future equity financing.

Liquidity and Capital Resources

As of May 31, 2005, we had $36,178 in cash and liabilities in the amount of $10,043. Accordingly, our working capital position as of May 31, 2005 was $29,267. We have expended $15,000 of the estimated $28,022 expenses associated with this offering. Since our inception through May 31, 2005 we have incurred a net loss of

$101,133. However, our working capital is not sufficient to enable us to perform further exploration phases beyond the third phase of exploration on the property, such as extensive drilling. Accordingly, we will require additional financing in the event that further exploration is needed. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We purchased a 100% interest in eight mineral claims known as the Peek Claims, located in the Yukon Territory, Canada, from Glen MacDonald of Vancouver, British Columbia by an agreement dated November 2, 2001 for consideration of $2,500. We do not own any property other than our interest in the Peek Claims. See “Description of Business” above.

Our sole director and officer currently provides office space in this home at 977 Keith Road, West Vancouver, British Columbia, Canada V7T 1M6 at no cost to us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

1)	Any of our directors or officers;
2)	Any person proposed as a nominee for election as a director;
3)	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
4)	Any of our promoters; and
5)	Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

During the year ended November 30, 2002, we were indebted to our President, Mr. Branson, in the amount of $1,768. This loan payable has since been repaid in full.

We issued 6,000,000 shares of common stock on November 1, 2001 to Mr. Marc Branson, our president, secretary and treasurer. Mr. Branson acquired these shares at a price of $0.001 per share. These shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Act. This issuance was made to Mr. Branson who is a sophisticated individual and, by way of his positions as president, secretary, and treasurer, is in a position of access to relevant and material information regarding our operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC BB upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had fifty seven (57) registered stockholders.

Rule 144 Shares

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 124,666 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Persons who are our affiliates currently hold 6,000,000 of our shares of common stock that may be sold in accordance with the volume, manner of sale, notice or public information provisions of Rule 144 set out above.

Under Rule 144(k), a person who is not one of our affiliates and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. As of the date of this prospectus, 6,000,000 shares of our common stock are presently available to be sold by our non-affiliate stockholders in compliance with Rule 144(k) of the Securities Act.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling stockholders named in this prospectus or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) enable our common stock to be traded on the OTC BB. We plan to file a Form 8-A registration statement with the SEC prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order that our common stock is eligible for trading on the OTC BB. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC BB.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC BB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

We have not paid any salary, bonus or other compensation to our sole director and officer since our inception. We presently have no compensation arrangements with our sole director and officer. We anticipate that compensation may be paid to our management in the event that we determine to proceed with additional exploration programs beyond the third phase of our exploration program.

We do not have any stock options outstanding. No stock options or stock appreciation rights under any stock incentive plans were granted to any officers or directors of Texada since our inception.

FINANCIAL STATEMENTS

Index to Financial Statements:		Page
Audited Financial Statements November 30, 2004:
1.	Report of Independent Registered Public Accounting Firm, Telford Sadovnick P.L.L.C;	F-2
2.	Report of Independent Registered Public Accounting Firm, Morgan & Company;	F-3
3.	Balance Sheet as of November 30, 2004;	F-4
4.	Statement of Operations for the years ended November 30, 2004 and 2003, and cumulative period from October 17, 2001 (inception) to November 30, 2004;	F-5
5.	Statement of Cash Flows for the years ended November 30, 2004 and 2003, and cumulative period from October 17, 2001 (inception) to November 30, 2004;	F-6
6.	Statement of Stockholders’ Equity for the period from October 17, 2001 (inception) to November 30, 2004; and	F-7
7.	Notes to the Audited Financial Statements.	F-8

Interim Unaudited Financial Statements May 31, 2005:
1.	Interim Balance Sheet as of May 31, 2005;	F-16
2.	Interim Statement of Operations for the six months ended May 31, 2005, and cumulative period from October 17, 2001 (inception) to May 31, 2005;	F-17
3.	Interim Statement of Cash Flows for the six months ended May 31, 2005, and cumulative period from October 17, 2001 (inception) to May 31, 2005;	F-18
4.	Interim Statement of Stockholders’ Equity for the six months ended May 31, 2005, and cumulative period from October 17, 2001 (inception) to May 31, 2005;	F-19
5.	Notes to the Interim Unaudited Financial Statements.	F-20

TEXADA VENTURES INC.
(An Exploration Stage Company)

FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

NOVEMBER 30, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Texada Ventures Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Texada Ventures Inc. (An Exploration Stage Company) as at November 30, 2004 the related statements of operations, changes in stockholders’ equity and cash flows for the period from October 17, 2001 (inception) to November 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the Company’s financial statements as of and for the year ended November 30, 2003, and the cumulative data from October 17, 2001 (inception) to November 30, 2003 in the statements of operations, stockholders’ equity and cash flows, which were audited by other auditors whose report, dated October 6, 2004, which expressed an unqualified opinion, has been furnished to us. Our opinion, insofar as it relates to the amounts included for cumulative data from October 17, 2001 (inception) to November 30, 2003, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Texada Ventures Inc. (An Exploration Stage Company) as at November 30, 2004, and the results of its operations and its cash flows for the period from October 17, 2001 (inception) to November 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
July 5, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Texada Ventures Inc.
(An exploration stage company)

We have audited the accompanying balance sheet of Texada Ventures Inc. (an exploration stage company) as at November 30, 2003, and the statements of operations, cash flows, and stockholders’ equity for the year ended November 30, 2003, and for the period from October 17, 2001 (date of inception) to November 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2003, and the results of its operations and its cash flows for the year indicated in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company incurred a net loss of $68,289 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its exploration activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“Morgan & Company”

October 6, 2004	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1

TEXADA VENTURES INC.
(An Exploration Stage Company)

BALANCE SHEET
(Stated in U.S. Dollars)

	NOVEMBER 30
	2004	2003
ASSETS
Current
Cash	$47,783	$63,572
Advances to related parties	3,450	-
	$51,233	$63,572
LIABILITIES
Current
Accounts payable and accrued liabilities	$12,579	$5,861
SHAREHOLDERS’ EQUITY
Share Capital
Authorized:
100,000,000 common voting stock with a par value of $0.001 per share
100,000,000 preferred stock with a par value of $0.001 per share

Issued:
12,000,000 common stock at November 30, 2004 and 2003	12,000	12,000

Additional paid-in capital	114,000	114,000

Deficit Accumulated During The Exploration Stage	(87,346)	(68,289)
	38,654	57,711
	$51,233	$63,572

The accompanying notes are an integral part of these financial statements.

TEXADA VENTURES INC.
(An Exploration Stage Company)

STATEMENT OF OPERATIONS
(Stated in U.S. Dollars)

			CUMULATIVE
			PERIOD FROM
			OCTOBER 17
			2001
			(INCEPTION)
	YEAR ENDED		TO
	NOVEMBER 30		NOVEMBER 30
	2004	2003	2004

Expenses
Professional fees	$16,898	$28,603	$59,450
Filing fees and regulatory costs	1,731	2,060	3,791
Loss on foreign exchange	347	-	347
Office and sundry	81	2,266	3,758
Exploration costs	-	10,000	17,500
Mineral property acquisition payment	-	-	2,500

Net Loss For The Period	$19,057	$42,929	$87,346

Basic And Diluted Loss Per Share	$(0.00)	$(0.00)

Weighted Average Number Of Shares
Outstanding	12,000,000	12,000,000

The accompanying notes are an integral part of these financial statements.

TEXADA VENTURES INC.
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS
(Stated in U.S. Dollars)

			CUMULATIVE
			PERIOD FROM
			OCTOBER 17
			2001
			(INCEPTION)
	YEAR ENDED		TO
	NOVEMBER 30		NOVEMBER 30
	2004	2003	2004

Cash Flows From Operating Activities
Net loss for the period	$(19,057)	$(42,929)	$(87,346)

Changes in non-cash operating working capital
items:
Increase in advances to related parties	(3,450)	-	(3,450)
Increase in accounts payable and accrued
liabilities	6,718	4,267	12,579

	(15,789)	(38,662)	(78,217)

Cash Flows From Financing Activities
Change in loan payable	-	(1,768)	-
Issue of share capital	-	-	126,000

	-	(1,768)	126,000

(Decrease) Increase In Cash	(15,789)	(40,430)	47,783

Cash, Beginning Of Period	63,572	104,002	-

Cash, End Of Period	$47,783	$63,572	$47,783

Cash Paid During The Period For:
Interest paid	$-	$-	$-
Income taxes paid	-	-	-

The accompanying notes are an integral part of these financial statements.

TEXADA VENTURES INC.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY
(Stated in U.S. Dollars)

PERIOD FROM OCTOBER 17, 2001 (INCEPTION)
TO NOVEMBER 30, 2004

				DEFICIT
	COMMON STOCK			ACCUMULATED
	NUMBER OF		ADDITIONAL	DURING THE
	COMMON	PAR	PAID IN	EXPLORATION
	SHARES	VALUE	CAPITAL	STAGE	TOTAL

Stock issued for cash at
$0.001	6,000,000	$6,000	$-	$-	$6,000
Net loss for the period	-	-	-	(4,254)	(4,254)

Balance, November 30,
2001	6,000,000	6,000	-	(4,254)	1,746

Stock issued for cash at
$0.02	6,000,000	6,000	114,000	-	120,000
Net loss for the year	-	-	-	(21,106)	(21,106)

Balance, November 30,
2002	12,000,000	12,000	114,000	(25,360)	100,640

Net loss for the year	-	-	-	(42,929)	(42,929)

Balance, November 30,
2003	12,000,000	12,000	114,000	(68,289)	57,711

Net loss for the year	-	-	-	(19,057)	(19,057)

Balance, November 30,
2004	12,000,000	$12,000	$114,000	$(87,346)	$38,654

The accompanying notes are an integral part of these financial statements.

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

NOVEMBER 30, 2004

1.	OPERATIONS AND GOING CONCERN

Organization

Texada Ventures Inc. (“the Company”) was incorporated in the State of Nevada, U.S.A., on October 17, 2001.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $87,346 for the period from October 17, 2001 (inception) to November 30, 2004, and has no sales. The future of the Company is dependent upon its ability to obtain financing, to locate commercial minable reserves, and upon future profitable operations. As at November 30, 2004, management has no arrangements in place for any future equity financing to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of certain assets and liabilities may depend upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Exploration Stage Enterprise

The Company’s financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises,” as it devotes substantially all of its efforts to acquiring and exploring mineral properties. Until such properties are acquired and developed, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the exploration stage.

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

NOVEMBER 30, 2004

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mineral Claim Payments and Exploration Expenditures

The Company follows a policy of expensing exploration expenditures until a production decision is made in respect of the project and the Company is reasonably assured that it will receive regulatory approval to permit mining operations which may include the receipt of a legally binding project approval certificate.

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

The Company’s exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

Regulatory Matters

The Company and its mineral property interest is subject to a variety of federal and state regulations governing land use, health, safety and environmental matters. The Company’s management believes it has been in substantial compliance with all such regulations, and is unaware of any pending action or proceeding relating to regulatory matters that would affect the financial position of the Company.

Impaired Asset Policy

The Company periodically reviews its long-lived assets when applicable to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable, pursuant to guidance established in Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-lived Assets”. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amounts. If impairment is deemed to exist, the assets will be written down to fair value.

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

NOVEMBER 30, 2004

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash

Cash consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in Canadian dollars are translated into U.S. dollars as follows:

	i)	monetary items at the rate prevailing at the balance sheet date;

	ii)	non-monetary items at the historical exchange rate;

	iii)	revenue and expense at the average rate in effect during the applicable accounting period.

Gains and losses on translation are recorded in the statement of operations.

Income Taxes

Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”, whereby deferred income tax assets or liabilities at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

Basic and Diluted Loss Per Share

In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard No. 128 (“SFAS 128”), “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At November 30, 2004 and 2003, the Company has no stock equivalents that were anti- dilutive and excluded in the earnings per share computation.

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

NOVEMBER 30, 2004

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Revenue from the sale of minerals is recognized when the risks and rewards of ownership pass to the purchaser, including delivery of the product the selling price is fixed or determinable and collectibility is reasonably assured. Settlement adjustments, if any, are reflected in revenue when the amounts are known.

Financial Instruments

The Company’s financial instruments consist of cash, advances to related parties, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 (“SFAS 130”), “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. When applicable, the Company would disclose this information on its Statement of Stockholders’ Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has not had any significant transactions that are required to be reported in other comprehensive income.

Asset Retirement Obligations

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate. To date, no significant asset retirement obligation exists due to the early stage of exploration. Accordingly, no liability has been recorded.

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

NOVEMBER 30, 2004

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Environmental Protection and Reclamation Costs

The operations of the Company have been, and may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not currently anticipate any material capital expenditures for environmental control facilities because its property holding is at an early stage of exploration.

Intangible Assets

The Company has adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”, which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment. Intangible assets with a definite life are required to be amortized over their useful life. The Company does not have any goodwill nor intangible assets with indefinite or definite life since inception.

3	RECENT ACCOUNTING PRONOUNCEMENTS

a)
In November 2004, FASB issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs”. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, “to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2006. The Company has determined that the adoption of SFAS 151 does not have an impact on its results of operations or financial position.

b)
In December 2004, FASB issued Statement of Financial Accounting Standards No. 153 (“SFAS 153”), “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29”. This Statement amended APB Opinion 29 to eliminate the exception of non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company has determined that the adoption of SFAS 153 does not have an impact on its results of operations or financial position.

TEXADA VENTURES INC.

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Stated in U.S. Dollars)

NOVEMBER 30, 2004

3	RECENT ACCOUNTING PRONOUNCEMENTS

c)
In December 2004, FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123 Revised”), “Share-Based Payment”. This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non- employees in share-based payment transactions. The Statement replaces FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supercedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2007. The Company has determined that the adoption of SFAS 123 (Revised) does not have an impact on its results of operations or financial position.

4.	MINERAL PROPERTY INTEREST

Pursuant to an agreement, dated November 2, 2001, the Company acquired a 100% interest in eight mineral claims located in the Whitehorse Mining District, Yukon Territory, Canada for cash consideration of $2,500.

5.	RELATED PARTY TRANSACTIONS

Unless disclosed elsewhere in the financial statements, the following represents all significant balances and transactions entered into by the Company with its directors, shareholders or with companies related by virtue of common ownership or common directors:

During the year ended November 30, 2004, the Company advanced $3,450 (2003 - $Nil) to its director for expenses to establish which to be incurred on the Company’s behalf at November 30, 2004.

These transactions were in the normal course of operations and were measured at the exchange amount, which represented the amount of consideration established and agreed to by the related parties.

6.	INCOME TAXES

a)	The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% (2003 – 34%) to income before income taxes. The difference results from the following items:

	2004	2003
Computed expected (benefit of) income taxes	$(6,480)	$(14,600)
Increase in valuation allowance	6,480	14,600
	$-	$-

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
(Stated in U.S. Dollars)

NOVEMBER 30, 2004

6.	INCOME TAXES (Continued)

b)	Significant components of the Company’s deferred income tax assets are as follows:

	2004	2003
Total income tax operating loss carry forward	$87,346	$68,289

Statutory tax rate	34%	34%

Deferred income tax asset	29,697	23,217
Valuation allowance	(29,697)	(23,217)

	$-	$-

c)	The Company has incurred operating losses of approximately $87,346, which, if unutilized, will expire through to 2024. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance.

The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carry forwards:

	Income Tax Operating Loss Carry Forward
	Amount	Expiration Date

2001	$4,254	2021
2002	21,106	2022
2003	42,929	2023
2004	19,057	2024

Total income tax operating loss carry forward	$87,346

7.	COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company has no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters. Rental of Company premises is on a month-to-month basis.

8.	SUBSEQUENT EVENT

On May 21, 2005, the Company issued 146,667 shares of its common stock at a price of $0.03 per share, for gross proceeds of $4,400

TEXADA VENTURES INC.
(An Exploration Stage Company)

INTERIM FINANCIAL STATEMENTS

     MAY 31, 2005
(Unaudited)
(Stated in U.S. Dollars)

TEXADA VENTURES INC.
(An Exploration Stage Company)

INTERIM BALANCE SHEET
(Unaudited)
(Stated in U.S. Dollars)

	MAY 31	NOVEMBER 30
	2005	2004
		(Audited)

ASSETS

Current
Cash	$36,178	$47,783
Prepaid expenses	2,632	-
Advances to related parties	-	3,450
Amounts receivable	500	-

	$39,310	$51,233

LIABILITIES

Current
Accounts payable and accrued liabilities	$10,043	$12,579

STOCKHOLDERS’ EQUITY

Capital Stock
Authorized:
100,000,000 common shares with a par value of
$0.001 per share
100,000,000 preferred shares with a par value of
$0.001 per share

Issued:
12,146,667 common shares at May 31, 2005 and
12,000,000 common shares at November 30, 2004	12,147	12,000

Additional paid-in capital	118,253	114,000

Deficit Accumulated During The Exploration Stage	(101,133)	(87,346)
	29,267	38,654

	$39,310	$51,233

The accompanying notes are an integral part of these financial statements

TEXADA VENTURES INC.
(An Exploration Stage Company)

INTERIM STATEMENT OF OPERATIONS
(Unaudited)
(Stated in U.S. Dollars)

					CUMULATIVE
					PERIOD FROM
					INCEPTION
					OCTOBER 17
	THREE MONTHS ENDED		SIX MONTHS ENDED		2001 TO
	MAY 31		MAY 31		MAY 31
	2005	2004	2005	2004	2005

Revenue	$-	$-	$-	$-	$-

Expenses
Mineral property
acquisition payment	-	-	-		2,500
Professional fees	1,686	3,788	8,933	9,925	68,383
Office and sundry	835	1,122	5,106	3,092	8,864
Filing fees and
regulatory	-	1,426	-	1,426	3,791
Exploration costs	-	-	-	-	17,500
(Gain) Loss on foreign
exchange	(40)	-	(252)	-	95

Net Loss For The Period	$2,481	$6,336	$13,787	$14,443	$101,133

Basic And Diluted Loss
Per Share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Weighted Average
Number Of Shares
Outstanding	12,016,296	12,000,000	12,008,148	12,000,000

The accompanying notes are an integral part of these financial statements

TEXADA VENTURES INC.
(An Exploration Stage Company)

INTERIM STATEMENT OF CASH FLOWS
(Unaudited)
(Stated in U.S. Dollars)

			CUMULATIVE
			PERIOD FROM
			INCEPTION
			OCTOBER 17
	SIX MONTHS ENDED		2001 TO
	MAY 31		MAY 31
	2005	2004	2005

Cash Flows From Operating Activities
Net loss for the period	$(13,787)	$(14,443)	$(101,133)

Adjustments To Reconcile Net Loss To
Net Cash Used By Operating Activities
Change in accounts payable	(2,536)	(603)	10,043
Change in prepaid expenses	(2,632)		(2,632)
Change in advances to related parties	3,450
Change in amounts receivable	(500)	-	(500)
	(16,005)	(15,046)	(94,222)

Cash Flows From Financing Activities
Issue of share capital	4,400	-	130,400

(Decrease) Increase In Cash	(11,605)	(15,046)	36,178

Cash, Beginning Of Period	47,783	63,572	-

Cash, End Of Period	$36,178	$48,526	$36,178

Cash Paid During The Period For:
Interest paid	$-	$-	$-
Income taxes paid	-	-	-

The accompanying notes are an integral part of these financial statements

TEXADA VENTURES INC.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

PERIOD FROM DATE OF INCEPTION, OCTOBER 17, 2001
TO MAY 31, 2005
(Unaudited)
(Stated in U.S. Dollars)

				DEFICIT
	COMMON STOCK			ACCUMULATED
	NUMBER OF		ADDITIONAL	DURING THE
	COMMON	PAR	PAID IN	EXPLORATION
	SHARES	VALUE	CAPITAL	STAGE	TOTAL

Balance, October 17,
2001 (Date of inception)	-	$-	$-	$-	$-

Shares issued for cash at
$ 0.001	6,000,000	6,000	-	-	6,000
Net loss for the period	-	-	-	(4,254)	(4,254)

Balance, November 30,
2001	6,000,000	6,000	-	(4,254)	1,746

Shares issued for cash at
$ 0.02	6,000,000	6,000	114,000	-	120,000
Net loss for the year	-	-	-	(21,106)	(21,106)

Balance, November 30,
2002	12,000,000	12,000	114,000	(25,360)	100,640

Net loss for the year	-	-	-	(42,929)	(42,929)

Balance, November 30,
2003	12,000,000	12,000	114,000	(68,289)	57,711

Net loss for the year	-	-	-	(19,057)	(19,057)

Balance, November 30,
2004	12,000,000	12,000	114,000	(87,346)	38,654

Shares issued for cash at
$0.03	146,667	147	4,253	-	4,400
Net loss for the period	-	-	-	(13,787)	(13,787)

Balance, May 31, 2005	12,146,667	$12,147	$118,253	$(101,133)	$29,267

The accompanying notes are an integral part of these financial statements

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

MAY 31, 2005
(Unaudited)
(Stated in U.S. Dollars)

1.	BASIS OF PRESENTATION

The unaudited financial information furnished herein reflects all adjustments which, in the opinion of management, are necessary to fairly state the Company’s financial position and the results of its operations for the periods presented. This information should be read in conjunction with the Company’s financial statements and notes thereto for the fiscal year ended November 30, 2004. The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in the annual financial statements for the fiscal year ended November 30, 2004, has been omitted. The results of operations for the six-month period ended May 31, 2005 are not necessarily indicative of results for the entire year ending November 30, 2005.

2.	OPERATIONS

Organization

The Company was incorporated in the State of Nevada, U.S.A., on October 17, 2001.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $101,133 for the period from October 17, 2001 (inception) to May 31, 2005, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral properties. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS
MAY 31, 2005
(Unaudited)
(Stated in U.S. Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)	Mineral Property Acquisition Payments and Exploration Costs

The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

b)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

c)	Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

i)	monetary items at the rate prevailing at the balance sheet date;

ii)	non-monetary items at the historical exchange rate;

iii)	revenue and expense at the average rate in effect during the applicable accounting period.

TEXADA VENTURES INC.
(An Exploration Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

MAY 31, 2005
(Unaudited)
(Stated in U.S. Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

d)	Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. At May 31, 2005 and 2004, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

4.	MINERAL PROPERTY INTEREST

Pursuant to an agreement, dated November 2, 2001, the Company acquired a 100% interest in eight mineral claims located in the Whitehorse Mining District, Yukon Territory, Canada for cash consideration of $2,500.

5.	SHARE CAPITAL

On May 21, 2005, the Company issued 146,667 common shares at a price of $0.03 per share for total gross proceeds of $4,400.

6.	RELATED PARTY TRANSACTIONS

Unless disclosed elsewhere in the financial statements, the following represents all significant balances and transactions entered into by the Company with its directors, shareholders or with companies related by virtue of common ownership or common directors:

During the period ended May 31, 2005, the Company’s director repaid an advance of $3,900 (2004 – $Nil) for expenses incurred on the Company’s behalf. Accounts payable as at May 31, 2005 included $1,150 (2004 - $Nil) owing to the director for expenses incurred on the Company’s behalf.

These transactions were in the normal course of operations and were measures at the exchange amount, which represented the amount of consideration established and agreed to by the related parties.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. Upon the effectiveness of the Form SB-2 registration statement, we will be required to file quarterly and annual reports and other information required by the Exchange Act with the SEC. You may inspect our filings including the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. The  Nevada Revised Statutes provide that directors may be indemnified in such cases where they acted in good  faith, in a manner which they reasonably believed to be in the best interests of the corporation, and in any  criminal action, had no reasonable cause to believe that their conduct was unlawful. However, the Nevada  Revised Statutes provide that indemnification may not be made for any claim to which a director has been  adjudged by a court of competent jurisdiction, after exhausting all appeals, to be liable to the corporation or for  amounts paid in settlement, unless that court or another court of competent jurisdiction determines that the  director is fairly and reasonably entitled to indemnity. Nevada law requires a corporation to indemnify a director  when the director in defense of an action has been successful on the merits.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for  monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation  that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	22
Federal Taxes	0
State Taxes and Fees	0
Transfer Agent Fees	1,000
Accounting Fees and Expenses	2,000
Legal Fees and expenses	25,000
Miscellaneous	0
Total	$ 28,022

(1)	All amounts are estimates, other than the SEC's registration fee. We have expended $15,000 of the estimated $28,022 costs of this offering. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders named in this prospectus. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

We issued 6,000,000 shares of common stock on November 1, 2001 to Mr. Marc Branson, our president, secretary and treasurer. Mr. Branson acquired these shares at a price of $0.001 per share. These shares were  issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Act. This  issuance was made to Mr. Branson who is a sophisticated individual and, by way of his positions as president,  secretary, and treasurer, is in a position of access to relevant and material information regarding our operations.

We completed an offering of 6,000,000 shares of our common stock at a price of $0.02 per share to a total of thirty-six purchasers on May 31, 2002. The total amount we received from this offering was $120,000. We  completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he  was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the  United States. Each purchaser represented his intention to acquire the securities for investment only and not  with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each  purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information  about us to make an informed investment decision. None of the securities were sold through an underwriter and  accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted  to any of the purchasers.

We completed an offering of 146,667 shares of our common stock at a price of $0.03 per share to a total of  twenty investors on May 21, 2005. The total amount we received from this offering was $4,400. We completed  the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a  non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United  States. Each purchaser represented his intention to acquire the securities for investment only and not with a  view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in  accordance with Regulation S. Each investor was given adequate access to sufficient information about us to  make an informed investment decision. None of the securities were sold through an underwriter and  accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted  to any of the purchasers.

ITEM 27. EXHIBITS

Exhibit Number	Description of Exhibits
3.1	Articles of Incorporation.(1)
3.2	Bylaws, as amended.(1)
4.1	Form of Share Certificate. (2)
5.1	Opinion of O’Neill Law Group PLLC with consent to use. (2)
10.1	Mineral Claim Purchase Agreement.(1)
23.1	Consent of Telford Sadovnick, Certified Public Accountants.
23.2	Consent of W. Timmins, Consulting Geologist.
23.3	Consent of Morgan & Company, Chartered Accountants.

(1)	Filed as an exhibit to our Registration Statement on Form SB-2 filed with the SEC on April 15, 2003.
(2)	Filed as an exhibit to our Registration Statement on Form SB-2/A filed with the SEC on July 22, 2005.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement,

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, Canada on September 7 , 2005.

TEXADA VENTURES INC.

By:	/s/ Marc Branson
MARC BRANSON
President, Chief Executive Officer and
Chief Financial Officer
(Principal Executive Officer,
Principal Financial Officer and
Principal Accounting Officer)